EXHIBIT 99.1

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9770

Contact: Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

BRINK’S REACHES AGREEMENT TO SETTLE LITIGATION RELATED TO
EXIT OF CASH HANDLING OPERATIONS IN BELGIUM

RICHMOND, Va., June 10, 2011 ─ The Brink’s Company (NYSE: BCO) announced an agreement to settle previously disclosed litigation related to the exit of cash-in-transit operations in Belgium in November 2010.  Upon satisfaction of certain conditions, Brink’s will contribute 7 million euros (approximately $10 million) toward social payments to former Brink’s Belgium employees in exchange for withdrawal by the receivers of pending litigation and an agreement not to file additional claims.
The conditions of the agreement include a release from liability by affected employees, the Belgian tax authority and the Belgian social security authority.  None of these parties participated in the settlement negotiations, and their willingness to consent to the terms of the agreement is unknown.  Assuming the conditions are met, the settlement is expected to be completed during the third quarter of 2011.  Brink’s expects to record a pretax charge of approximately $10 million if the settlement is finalized and does not expect to record a related tax benefit.
Brink’s continues to operate in Belgium through its Global Services unit, which provides secure transport of diamonds, jewelry, precious metals, banknotes and other commodities.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.Brinks.com or call 804-289-9709.

Forward-Looking Statements

This release contains both historical and forward-looking information about the company's agreement to settle litigation in Belgium and its projected impact on the company. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may,"

"should" and similar expressions may identify forward-looking information. The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated.  Risks include the uncertainty over whether the conditions outlined in the proposed settlement will be satisfied.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2010 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.

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